Exhibit 4.4

MOTIVE, INC.

EMPLOYEE STOCK PURCHASE PLAN

i

SECTION 9. RIGHTS NOT TRANSFERABLE.		6

SECTION 10. NO RIGHTS AS AN EMPLOYEE.		6

SECTION 11. NO RIGHTS AS A STOCKHOLDER.		6

SECTION 12. Securities Law Requirements.		6

SECTION 13. STOCK OFFERED UNDER THE PLAN.		6
(a)	Authorized Shares	6
(b)	Anti-Dilution Adjustment	6
(c)	Dissolution or Liquidation	7
(d)	Change in Control	7

SECTION 14. AMENDMENT OR DISCONTINUANCE.		7

SECTION 15. DEFINITIONS.		7
(a)	“Board”	7
(b)	“Code”	7
(c)	“Committee”	7
(d)	“Company”	8
(e)	“Compensation”	8
(f)	“Change in Control”	8
(g)	“Eligible Employee”	9
(h)	“Exchange Act”	9
(i)	“Fair Market Value”	9
(j)	“Offering Period”	9
(k)	“Participant”	9
(l)	“Participating Company”	9
(m)	“Plan”	9
(n)	“Plan Account”	9
(o)	“Purchase Price”	10
(p)	“Stock”	10
(q)	“Subsidiary”	10

ii

MOTIVE, INC.

EMPLOYEE STOCK PURCHASE PLAN*

SECTION 1. PURPOSE OF THE PLAN.

The Board adopted the Plan effective as of the effective date of the Company’s registration statement on the Form S-1 relating to the initial public offering of its Stock (the “Effective Date”). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code. Therefore, the provisions of the Plan shall be construed so as to extend and limit Plan participation in a manner that is consistent with the requirements of the Code.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities. The Committee shall have full and exclusive discretionary authority to: (i) construe, interpret and apply the terms of the Plan, (ii) make policy decisions relating to the operation of the Plan, (iii) determine eligibility and to adjudicate all disputed claims filed under the Plan, and (iv) adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. Each Offering Period shall consist of a 6-month period. The first 6-month period shall commence on February 1 of each calendar year and shall end on July 31 of the same calendar year. The second 6-month period shall commence on August 1 of each calendar year and end on January 31 of the next calendar year. However, if either February 1, July 31, August 1 or January 31 is not a Trading Day, then the Offering Period shall commence or end (as applicable) on the first Trading Day immediately prior to such date(s). Notwithstanding the above, the first Offering Period shall commence on the Effective Date and shall terminate on July 31, 2004.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not

*	The Committee has determined that this Plan, including, without limitation, the description herein of the number of shares of the Company’s Stock available for purchase hereunder, already gives effect to the one-for-four reverse split of the Company’s outstanding Common Stock and Preferred Stock to occur immediately prior to the closing of its initial public offering (the “Reverse Split”) and no adjustment shall be made to this Plan or the number of shares of the Company’s Stock available for purchase hereunder in connection with the effectiveness of the Reverse Split.

later than 15 days prior to the commencement of such Offering Period, except that the Company may announce a deadline that is less than 15 days prior to the commencement of the first Offering Period.

(c) First Offering Period. Notwithstanding the above paragraph, any individual who qualifies as an Eligible Employee immediately prior to the first Offering Period under the Plan shall automatically be enrolled in the first Offering Period. Such Eligible Employee shall be entitled to continue his or her participation in the first Offering Period only if he or she submits to the Company’s payroll office (or its designee) a properly completed enrollment agreement in the form provided by the Committee (i) no earlier than the effective date of the filing of the Company’s Registration Statement on Form S-8 with respect to the shares of Common Stock issuable under the Plan (the “S-8 Effective Date”) and (ii) no later than 10 days after the S-8 Effective Date (the “Enrollment Window”). A participant’s failure to submit the enrollment agreement during the Enrollment Window pursuant to this paragraph shall result in the automatic withdrawal of his or her participation in the first Offering Period in accordance with the terms of Section 5(a).

(d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 4(d) or 8(b). A Participant who discontinued employee contributions under Section 4(d) or withdrew from the Plan under Section 5(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the Offering Period commencing in the next calendar year, if he or she then is an Eligible Employee.

(e) Applicable Offering Period. An applicable Offering Period shall be determined as follows:

(i) Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, or (B) the end of his or her participation under Subsection (d) above.

(ii) When a Participant reaches the end of an Offering Period, such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of such Offering Period, unless such Participant elects not to be re-enrolled in such subsequent Offering Period by submitting to the Company’s payroll office (or its designee) a properly completed change in enrollment agreement in the form provided by the Committee no later than 10 days prior to the start of the subsequent Offering Period.

(iii) Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

SECTION 4. EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% or more than 15%.

(c) Changing Withholding Rate. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% or more than 15%.

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after the Company has received such form. A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after the Company has received such form.

(e) Limit on Number of Elections. No Participant shall make more than two elections under Subsection (c) or (d) above during any Offering Period.

SECTION 5. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 7. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. All amounts deducted from the Participant’s Compensation under the Plan shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be the lower of:

(i) 85% of the Fair Market Value of such share on the last Trading Day in such Offering Period; or

(ii) 85% of the Fair Market Value of such share on the first Trading Day in such Offering Period, but in the case of the first Offering Period under the Plan, 85% of the Fair Market Value on the Effective Date.

(c) Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 25,000 shares of Stock with respect to any Offering Period or more than the dollar limitation set forth in Section 8(b).

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her).

(f) Tax Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant or a successor (if applicable) shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

(g) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (d) above, Section 8(b) or Section 13(a) shall be refunded to the Participant in cash, without interest.

(h) Stockholder Approval. Notwithstanding any other provisions of the Plan, shares of Stock shall not be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 8. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Notwithstanding any other provision of the Plan, a Participant shall not be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company as described in Section 423(b)(3) of the Code.

(b) Dollar Limit. Notwithstanding any other provision of the Plan, a Participant shall not purchase Stock with a Fair Market Value in excess $25,000 during any calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company). For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded for purposes of this Section 8(b).

SECTION 9. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased at the end of the applicable Offering Period.

SECTION 12. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 13. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 750,000. On January 1 of each year, commencing with January 1, 2005, the aggregate number of shares of Stock available for purchase during the life of the Plan shall automatically be increased by a number equal to the lesser of (a) 2% of the total number of shares of Stock then outstanding, (b) 500,000 shares, or (c) a lesser number determined by the Board.

(b) Anti-Dilution Adjustment. In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock-split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Stock such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust the number and class of Stock which are reserved for issuance under the Plan pursuant to Section 13(a) and the number, class, and price of Stock covered by each then outstanding right to purchase Stock hereunder, and the numerical share limit in Section 7(c).

(c) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation (the “Last Purchase Date”), unless provided otherwise by the Board. The Board shall notify each participant in writing, at least 15 days prior to the Last Purchase Date, that the Offering Period has been shortened, and that the shares of Stock shall be automatically purchased on the Last Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 5(a) or 8(b).

(d) Change in Control. In the event of a Change of Control, the stock purchase rights under this Plan shall be assumed or substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for such rights, any Offering Period then in progress shall terminate immediately prior to the consummation of such Change in Control (the “Last Purchase Date”), unless provided otherwise by the Board. The Board shall notify each participant in writing, at least 15 days prior to the Last Purchase Date, that the Offering Period has been shortened, and that the shares of Stock shall be automatically purchased on the Last Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 5(a) or 8(b). The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 14. AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. Unless terminated earlier as described above, the Plan shall terminate automatically 10 years after its adoption by the Board.

SECTION 15. DEFINITIONS.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means a committee of the Board, as described in Section 2.

(d) “Company” means Motive, Inc., a Delaware corporation.

(e) “Compensation” means the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Change in Control” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization beneficially own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or Subsidiary of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i) If the Stock was traded on The NASDAQ Stock Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by The NASDAQ Stock Market;

(ii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(iii) If none of the foregoing provisions is applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by The NASDAQ Stock Market or a stock exchange. Such determination shall be conclusive and binding on all persons.

(j) “Offering Period” means a 6-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a) and during which contributions may be made toward the purchase of stock under the Plan.

(k) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).

(l) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(m) “Plan” means this Motive, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(n) “Plan Account” means the hypothetical bookkeeping account established for each Participant pursuant to Section 7(a).

(o) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).

(p) “Stock” means the Common Stock of the Company.

(q) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r) “Trading Day” means a day on which The NASDAQ Stock Market is open for trading.